UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 20, 2007
ARCADIA RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)
Nevada
(State or Other Jurisdiction of Incorporation)

000-31249 (Commission File Number)	88-0331369 (IRS Employer Identification No.)
26777 Central Park Blvd., Suite 200 Southfield, Michigan 48076
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (248) 352-7530
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
Item 3.02 Unregistered Sales of Equity Securities.
Item 8.01 Other Events.
SIGNATURES

Item 2.03	Creation of a Direct Financial Obligation or an Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     On March 20, 2007, Arcadia Resources, Inc. (the “Company”) entered into a Promissory Note, Warrant, and Registration Rights Agreement Jana Master Fund, Ltd. (“Jana”) (the “Agreement”). Pursuant to the Agreement, the Company, on March 20, 2007, executed a promissory note with Jana with a principal balance of $2,564,103 and received $2,500,000 in proceeds. The Note maturity date is January 31, 2008. The Note provides for simple interest at an annual rate equal to the One Year Libor Rate (as published in the Wall Street Journal) plus 7.5% payable quarterly beginning on June 30, 2007. In the event the entire principal balance has not been paid in full as of May 15, 2007, an additional interest charge equal to 1% of the outstanding principal balance shall be added to the outstanding principal balance on May 16, 2007 and on the 15th day of each month thereafter. The Note contains various covenants, including a restriction on bonuses to senior executive officers unless the Company’s earnings before interest, taxes, depreciation and amortization for the fiscal year ending March 31, 2007 exceed $11 million; a restriction on sale/lease back transactions exceeding $5 million in the aggregate; a restriction on new senior or pari passu debt, if such debt together with existing debt would exceed $25 million, and a restriction on new junior debt exceeding $25 million in the aggregate, other than to finance acquisitions in the ordinary course of the Company’s or its subsidiaries’ business; and a covenant not to issue any form of equity or other security (other than debt) in a public or private placement capital raise without Jana’s consent. The covenants may be waived at Jana’s option. Events of default include a default in any covenant, condition or agreement in the Note. In the event of a default, Jana, at its option, may declare due and payable the principal balance, accrued unpaid interest and any other amounts payable under the Note. The Company agreed that, if the entire principal balance under the Note has not been paid in full by May 15, 2007, the Company will issue to Jana on May 16, 2007 warrants to purchase 250,000 shares of the Company’s common stock at an exercise price equal to 80% of the ten-day trading average from May 2, 2007 to May 15, 2007. The warrants, if issued, can be exercised on a cash or cashless basis and would expire on May 15, 2014.

Item 3.02	Unregistered Sales of Equity Securities.
     See the disclosures describing the agreement to issue the common stock purchase warrants described in Item 2.03, incorporated herein by this reference. The transaction described therein is with an accredited investor and is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D, as not involving a public offering. Each security certificate will bear a legend providing, in substance, that the securities have been acquired for investment only and may not be sold, transferred, or assigned in the absence of an effective registration statement or an opinion of the Company’s counsel that registration is not required under the Securities Act of 1933.

Item 8.01	Other Events.
     The American Stock Exchange (“Amex”) notified the Company on March 7, 2006 that the appointments of Joseph Mauriello as a director and Audit Committee member, effective March 1, 2007, have resolved the Company’s non-compliance with Amex Company Guide standards requiring a listed company’s board to consist of a majority of independent directors and to have an audit committee of at least three independent directors.
     On March 22, 2007, SSAC, LLC, a third-tier subsidiary of Arcadia Resources, Inc., closed on the sale of all outstanding membership interests of Wellscripts, LLC to Wellscripts’ former sole member who had sold the membership interests to SSAC on June 30, 2006. Before closing, certain assets of Wellscripts, LLC were transferred to the Company’s PrairieStone Pharmacy, LLC subsidiary. Additionally, a majority of the former Wellscripts’ customer base has transitioned to PrairieStone Pharmacy’s DailyMed medication program. The Company originally reported this matter in a Current Report on Form 8-K filed on January 12, 2007.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcadia Resources, Inc.
By:	/S/ Lynn K. Fetterman
Lynn K. Fetterman

	Its:	Interim Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: March 23, 2007